TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2008 RESULTS
~ Second Quarter Earnings per Share of $1.24 vs. $1.08 ~
~ Second Quarter Sales Increase 13.6% ~
~ Same-Store Sales Increase 3.4% ~

Brentwood, Tennessee, July 23, 2008 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter ended June 28, 2008.

Second Quarter Results
Net sales increased 13.6% to $898.3 million from $790.9 million in the prior year’s second quarter. Same-store sales increased 3.4% compared with a 1.0% increase in the prior year’s second quarter. Same-store sales growth was driven by the Company’s core consumable categories, including animal and pet-related products.

Gross margin increased 11.6% to $279.5 million, or 31.1% of sales, compared to $250.4 million, or 31.7% of sales, in the prior year’s second quarter. The decline in gross margin percentage primarily resulted from higher fuel-related transportation costs and an increase in the LIFO reserve.

Selling, general and administrative expenses, including depreciation and amortization, improved to 22.5% of sales compared to 22.7% in the prior year’s second quarter. The decrease as a percent of sales was primarily attributable to the rigorous expense management program initiated earlier this year and a slight shift of marketing expense into the third quarter. These decreases were offset partially by higher occupancy costs. The Company’s effective income tax rate increased to 38.6% compared to 37.9% in the prior year’s second quarter, largely due to recent increases in certain state tax rates.

Net income for the quarter was $47.0 million, or $1.24 per diluted share, compared to $43.8 million, or $1.08 per diluted share, in the prior year’s second quarter.

The Company opened 23 new stores in the quarter compared to 20 new store openings and one store closure after the Company sold its Del’s store in Canada in the prior year’s second quarter.

Jim Wright, Chairman, President and Chief Executive Officer, stated, “We are pleased with our results during the quarter. Our focus on increasing the top-line, while managing expenses, contributed to our profitable growth. Our core consumable categories remained strong and were a key driver for our increases in sales and transaction count for the quarter. Despite unfavorable impacts from broader consumer trends and rising fuel costs, our customers continue to depend on Tractor Supply for their functional and non-discretionary lifestyle needs. In addition, we are pleased with our ability to manage inventory levels efficiently while improving our in-stock position on key items and maintaining superior customer service. Across all levels of the organization, the team has executed extremely well.”

First Half Results
For the first six months of 2008, net sales increased 9.2% to $1.47 billion. Same-store sales decreased 0.7% compared to an increase of 3.9% in the first half of 2007. Gross margin in the first six months of 2008 increased 9.0% to $456.4 million in comparison to the first six months of 2007. As a percent of sales, gross margin was consistent at 31.0% of sales for the first six months of 2008 and 2007.

Selling, general and administrative expenses, including depreciation and amortization, were 25.8% of sales for the first six months of 2008 compared to 25.1% of sales for the first six months of 2007.

Net income for the first six months of 2008 was $45.9 million, or $1.21 per diluted share, compared to net income of $48.8 million, or $1.19 per diluted share, for the first six months of 2007.

During the first six months of 2008, the Company opened 50 new stores with no relocations, compared to 42 new store openings, seven relocations, and one store closure after the Company sold its Del’s store in Canada during the first six months of 2007.

Company Outlook
The Company confirms that same-store sales for the year will be approximately flat to 2%.  The Company anticipates opening approximately 88 to 93 stores for the full year and now expects there will be slightly fewer selling weeks from new stores in 2008.  Accordingly, the Company has narrowed its fiscal 2008 net sales expectations to a range of $2.98 billion to $3.03 billion from its prior guidance range of $2.98 billion to $3.04 billion.  The Company expects full year net earnings will range from $2.49 to $2.55 per diluted share.

Mr. Wright concluded, “As we grow and improve the business during this challenging consumer environment, we will continue to focus on executing consistently. At the same time, we remain committed to prudently managing all areas of our business that are within our control and operating as a much leaner organization. Given our success in the first half of the year and the initiatives we have in place, we are confident that we will continue to perform well in the second half. We expect that our strategic initiatives, combined with our unique merchandise assortment and outstanding customer service, will allow us to continue to gain market share and to generate long-term value for our shareholders.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”

About Tractor Supply Company
As of June 28, 2008, Tractor Supply Company operated 814 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 28, 2008		June 30, 2007		June 28, 2008		June 30, 2007
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$898,327	100.0%	$790,929	100.0%	$1,474,535	100.0%	$1,350,761	100.0%
Cost of merchandise sold	618,850	68.9	540,505	68.3	1,018,154	69.0	932,157	69.0

Gross margin	279,477	31.1	250,424	31.7	456,381	31.0	418,604	31.0
Selling, general and administrative expenses	187,343	20.8	166,959	21.1	350,528	23.8	314,146	23.3
Depreciation and amortization	15,008	1.7	12,357	1.6	29,380	2.0	24,370	1.8

Income from operations	77,126	8.6	71,108	9.0	76,473	5.2	80,088	5.9
Interest expense, net	573	0.1	604	0.0	1,796	0.1	1,529	0.1

Income before income taxes	76,553	8.5	70,504	9.0	74,677	5.1	78,559	5.8
Income tax expense	29,535	3.3	26,747	3.5	28,811	2.0	29,803	2.2

Net income	47,018	5.2%	43,757	5.5%	45,866	3.1%	48,756	3.6%

Net income per share:
Basic	$1.26		$1.10		$1.23		$1.22

Diluted	$1.24		$1.08		$1.21		$1.19

Weighted average shares outstanding (000’s):
Basic	37,193		39,617		37,354		39,922
Diluted	37,806		40,579		37,978		40,901

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 28,	June 30,
	2008	2007 *
ASSETS
Current assets:
Cash and cash equivalents	$62,957	$30,912
Inventories	683,317	692,388
Prepaid expenses and other current assets	38,959	40,173
Deferred income taxes	—	6,999

Total current assets	785,233	770,472
Property and equipment, net	357,151	321,463
Goodwill	10,258	10,258
Deferred income taxes	17,665	15,059
Other assets	6,012	6,069

TOTAL ASSETS	$1,176,319	$1,123,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$394,014	$348,025
Accrued expenses	101,310	110,237
Current portion of capital lease obligations	629	896
Income taxes currently payable	25,520	17,574
Deferred income taxes	2,600	—

Total current liabilities	524,073	476,732
Revolving credit loan	—	—
Capital lease obligations	2,093	2,410
Other long-term liabilities	58,463	49,836

Total liabilities	584,629	528,978

Stockholders’ equity:
Common stock	326	324
Additional paid-in capital	159,613	141,481
Treasury stock	(177,858)	(63,720)
Retained earnings	609,609	516,258

Total stockholders’ equity	591,690	594,343

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,176,319	$1,123,321

* Cash and accounts payable balances have been reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 28,	June 30,
	2008	2007 *
Cash flows from operating activities:
Net income	$45,866	$48,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,380	24,370
Gain on sale of property and equipment	(89)	(281)
Stock compensation expense	6,151	5,479
Deferred income taxes	1,904	81
Change in assets and liabilities:
Inventories	(47,329)	(97,537)
Prepaid expenses and other current assets	2,994	(3,154)
Accounts payable	135,668	118,854
Accrued expenses	(14,291)	(1,025)
Income taxes currently payable	20,458	6,024
Other	3,076	4,683

Net cash provided by operating activities	183,788	106,250

Cash flows from investing activities:
Capital expenditures	(53,467)	(44,702)
Proceeds from sale of property and equipment	234	963

Net cash used in investing activities	(53,233)	(43,739)

Cash flows from financing activities:
Borrowings under revolving credit agreement	329,868	356,193
Repayments under revolving credit agreement	(384,868)	(356,193)
Tax benefit of stock options exercised	211	2,433
Principal payments under capital lease obligations	(476)	(567)
Repurchase of common stock	(27,809)	(63,720)
Net proceeds from issuance of common stock	1,776	3,862

Net cash used in financing activities	(81,298)	(57,992)

Net increase in cash and equivalents	49,257	4,519
Cash and cash equivalents at beginning of period	13,700	26,393

Cash and cash equivalents at end of period	$62,957	$30,912

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,555	$1,239
Income taxes	6,177	21,230
* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	SECOND QUARTER		SIX MONTHS
	ENDED		ENDED
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales Information:

Same-store sales increase (decrease)	3.4%	1.0%	(0.7)%	3.9%
Non-comp sales (% of total sales)	8.7%	11.0%	9.1%	11.4%
Average transaction value	$48.14	$46.91	$44.89	$44.46
Comp average transaction value increase (decrease)	1.6%	(1.2)%	0.0%	(0.4)%
Comp average transaction count increase (decrease)	1.7%	2.2%	(0.7)%	4.3%
Store Count Information:

Beginning of period	791	698	764	676
New stores opened	23	20	50	42
Stores closed/sold	—	(1)	—	(1)

End of period	814	717	814	717

Relocated stores	—	—	—	7
Pre-opening costs (000’s)	$2,556	$2,280	$4,935	$4,355
Balance Sheet Information:

Average inventory per store (000’s) (a)	$834.7	$950.8	$834.7	$950.8
Inventory turns (annualized)	3.26	2.94	2.77	2.66
Financed inventory (a)	55.4%	49.1%	55.4%	49.1%
Treasury shares:
Shares purchased (000’s)	738	806	815	1,220
Cost (000’s)	$24,958	$42,388	$27,809	$63,720
(a) Assumes average inventory cost, excluding inventory in transit